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                                                                    EXHIBIT 99.1

                             URANIUM RESOURCES, INC.

                       PRESS RELEASE FOR IMMEDIATE RELEASE

DALLAS, TEXAS                                                 OTCBB SYMBOL-URIX
OCTOBER 11, 2000

                   URANIUM RESOURCES, INC. ANNOUNCES AGREEMENT

DALLAS, October 11, 2000 -- Uranium Resources, Inc. (the "Company") announced that it has entered into a definitive agreement with Texas regulatory authorities and the Company's bonding company that provides the Company access to up to $2.3 million of Company funds pledged to secure the Company's restoration bonds. Approximately $300,000 has been released to the Company to date. The funds are being used by the Company to perform restoration at the Company's Kingsville Dome and Rosita mine sites in South Texas. The term of the agreement extends through the end of 2001.

         Paul K. Willmott, Chairman and CEO stated, "I want to express the Company's and my personal appreciation to the parties involved in this agreement for their cooperative efforts, without which the agreement would not have been possible. The agreement we have announced today, together with the recent $750,000 equity infusion, should permit the Company to remain operating through February 2001. It will be necessary, however, to obtain additional funds to permit us to survive thereafter, and our efforts are ongoing."

         Except for historical information contained in this press release, the matters discussed herein contain forward-looking statements. Readers are cautioned not to place undue reliance on forward-looking statements. Such forward-looking statements are inherently uncertain, and investors must recognize that actual results may differ from management's expectations. Key factors impacting current and future operations of the Company are discussed in detail in the Company's reports filed under the Securities Exchange Act of 1934 and include, without limitation, the spot price of uranium, weather conditions, operating conditions at the Company's mining projects, government regulation of the mining industry and the nuclear power industry, the world-wide supply and demand of uranium, availability of capital, timely receipt of mining and other permits from regulatory agencies.

         Uranium Resources, Inc. is a Dallas based uranium-mining company, whose shares trade on the OTC Bulletin Board under the symbol URIX. The Company specializes in in-situ solution mining and holds substantial uranium resources in South Texas and New Mexico.

                  CONTACTS:       Paul K. Willmott, President, or
                                  Thomas H. Ehrlich, Vice President - CFO
                                  Uranium Resources, Inc.
                                  (972) 387-7777

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